Exhibit 99.2

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, October 1, 2007	(713) 651-4300

KEY ENERGY ANNOUNCES APPOINTMENT OF
ARLENE YOCUM AND LYNN COLEMAN AS NEW DIRECTORS

HOUSTON, TX, October 1, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced today that Arlene M. Yocum and Lynn R. Coleman have joined the Company’s Board of Directors.

Ms. Yocum has been Executive Vice President, Managing Executive of PNC Wealth Management and Institutional Investment Groups since 2003. From 2000 to 2003 Ms. Yocum was an Executive Vice President of the Institutional Investment Group of PNC Advisors. From 1993 to 2000 Ms. Yocum held management and executive positions with PNC Advisors. Ms Yocum is a Trustee and Vice President of the Philadelphia Community College Foundation and a member of American Bankers Association Wealth Management and Trust Conference Board.

Mr. Coleman has served as partner with Skadden, Arps, Slate, Meagher & Flom LLP in Washington D.C. since 1981.  Mr. Coleman founded and for 20 years led the firm’s energy practice which has grown to be one of the world’s largest and most comprehensive.  Prior to joining Skadden, Arps, Mr. Coleman served as the general counsel of the U.S. Department of Energy and later as deputy secretary under secretaries James Schlesinger and Charles Duncan.   Before entering government service, Mr. Coleman was a partner with Vinson & Elkins, engaged in the practice of oil and gas law.  Mr. Coleman has previously been selected by the U.S. Government for Presidential and Department of Energy Trade Missions to China and Mexico, focused on permitting and financing of electric power, and oil and gas pipeline projects.

Commenting on the new directors, David Breazzano, Lead Director, said, “We are tremendously excited to have both Arlene and Lynn on Key’s Board of Directors.   Arlene Yocum brings significant experience with the institutional investment community and her appointment to Key’s Board is timely as the Company prepares for its NYSE listing next week.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Increasing Key’s exposure to the investment community is a major priority for the Board and we believe that Arlene will provide great insight to assist management.”

Mr. Breazzano continued, “Lynn Coleman’s years of experience in the energy industry make him a valuable addition to Key’s Board of Directors.  In particular, Lynn’s merger and acquisitions background, combined with his international experience, will be valuable to Key as we continue to implement the Company’s acquisition strategy and to expand into international markets.”

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.